UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2017 (September 20, 2017)

Telaria, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35982	20-5480343
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1501 Broadway, 8th Floor
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 723-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2017, Telaria, Inc. (the “Company”) entered into a transition agreement (the “Transition Agreement”) with Adam Lichstein, the Company’s President, Publisher Platforms.  The Transition Agreement provides that Mr. Lichstein will continue to serve as the Company’s President, Publisher Platforms through October 6, 2017, at which time his employment will terminate (the “Separation Date”).  Mr. Lichstein will continue to receive his current base salary and be entitled to participate in the Company’s employee benefit plans through the Separation Date.

The Transition Agreement provides, in accordance with the terms of the employment offer letter entered into between Mr. Lichstein and the Company, that Mr. Lichstein will receive the following benefits, subject to his continued compliance with terms of the Transition Agreement: (1) payment of his base salary for a period of 12 months from the Separation Date; (2) a pro-rated portion of his 2017 target bonus; and (3) paid COBRA coverage for up to 12 months from the Separation Date.  Additionally, Mr. Lichstein is entitled to acceleration of 100% of the unvested shares subject to any stock option or restricted stock unit award issued to him by the Company.  Mr. Lichstein will be bound by a non-compete and non-solicitation obligation for a period of 12 months following the Separation Date.

The foregoing description of the Transition Agreement is a summary and is qualified in its entirety by reference to the terms of the Transition Agreement, which the Company’s intends to file as an exhibit with the Company’s Form 10-Q for the three months ended September 30, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELARIA, INC.

Dated: September 22, 2017	By:	/S/ AARON SALTZ
Aaron Saltz
General Counsel and Secretary

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